AGREEMENT  AND  DECLARATION  OF  TRUST

---------------------------------------------------------------

KNOW  ALL  MEN  BY  THESE  PRESENTS:

WHEREAS, CERTAIN OIL AND GAS LEASES OR OTHER FORMS OF MINERAL ACQUISITIONS MAY BE TAKEN BY OR IN THE NAME OF W.G. VAN BEBBER AS LESSEE, GRANTEE, ASSIGNEE (OR IN OTHER CAPACITIES AS A RECIPIENT OR TRANSFEREE) PERTAINING TO PROPERTIES LOCATED IN COLORADO, AND NEW MEXICO; AND

WHEREAS, SAID LEASES ARE TO BE TAKEN IN THE NAME OF W.G. VAN BEBBER, OR HIS DESIGNEE, AS TRUSTEE FOR THE EXCLUSIVE USE AND BENEFIT OF HADRO RESOURCES, INC. AND ALL APPROVED COST AND EXPENSES INCURRED IN SUCH LEASING AND ACQUISITIONS HAVE BEEN AND WILL BE PAID BY HADRO, OR ITS NOMINEE(S).

NOW THEREFORE, IN CONSIDERATION OF THE PREMISES, I HEREBY DECLARE THAT I SHALL ACQUIRE AND HOLD THE AFORESAID LEASES AND OTHER FORMS OF MINERAL CONVEYANCES IN TRUST FOR HADRO, ITS SUCCESSORS AND ASSIGNS, AND I HEREBY AGREE TO CONVEY AND ASSIGN SAME TO HADRO OR ITS NOMINEE(S) AT SUCH TIME OR TIMES AND IN SUCH MANNER AS IT SHALL REQUEST.

IN WITNESS WHEREOF, THIS AGREEMENT AND DECLARATION OF TRUST HAS BEEN DULY EXECUTED AND DELIVERED EFFECTIVE AS OF THE 1ST DAY OF NOVEMBER, 1998.

/S/  W.G.  VAN BEBBER

STATE  OF  COLORADO          )
               )SS:
COUNTY  OF  DENVER     )

THE  FOREGOING  INSTRUMENT  WAS  ACKNOWLEDGED  BEFORE  ME  BY  W.G.  VAN BEBBER

WITNESS  MY  HAND  AND  NOTARIAL  SEAL.

/S/  LAREN  PASSAVANTO  GROSS,  NOTARY  PUBLIC
1291  HIGH  STREET  #H
DENVER,  CO  80218
MY  COMMISSION  EXPIRES:  JULY  2,  1999.


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